                                            Exhibit 10.14

February 24, 2026

Re: Updated Compensation Terms Relating to New Role

Dear Brian,

This letter sets forth the compensation changes that will be reflected as a result of your appointment as President of Rocket Companies, Inc. (“Rocket Companies”), in addition to your continuing role as Chief Financial Officer of Rocket Companies. You will continue to report to the Chief Executive Officer of Rocket Companies (the “CEO”) and will have such duties and responsibilities as may be assigned to you by the CEO from time to time.
Base Pay: Effective March 2, 2026, your annualized base salary will be increased to $900,000.00, earned and payable in accordance with the Company’s standard payroll policies and procedures, less applicable taxes and other withholdings. As a salary exempt team member, you are not eligible for overtime premiums. You will be paid on a bi-weekly basis or otherwise in accordance with the Company’s standard payroll procedures.

Annual Bonus Opportunity: Your target annual bonus opportunity for 2026 will increase to 200% of your annual base salary (“Annual Bonus”). The amount of any actual Annual Bonus is based on performance, as determined by the Compensation Committee of the Board (the “Committee”), and is not guaranteed. Annual Bonus amounts are not earned until the time of payment and employment on the day of payment is a condition to receive such payment. The Company has discretion to change bonus amounts, including not paying a bonus, up until the bonuses are paid.

Equity Grants: Any equity grants will be determined by the Committee in its discretion. Each equity grant will be subject to the terms of the Rocket Companies, Inc. 2020 Omnibus Incentive Plan (as amended from time to time, the “Plan”) and an Award Agreement thereunder in the standard form.

Severance: If you experience a Qualified Termination (as defined below), then the Company shall provide you with the following compensation and benefits (in addition to your receipt of all other compensation and benefits that you are entitled to receive in connection with any termination of employment but superseding any severance benefits under any other Company policy or practice or any other agreement other than under the terms of an Award Agreement and reduced by any notice required by applicable law), subject to (x) you complying with the covenants set forth in the Employment Agreement and Equity Award Agreements, (y) you executing and letting become effective within 30 days after your Qualified Termination (or such shorter period as may be directed by the Company) a general release of claims (the “Release”) against the Company and its affiliates in a form prescribed by the Company and (z) the Company’s clawback policy (as applicable to your position) in effect at the time of such Qualified Termination or within the three fiscal years after such Qualified Termination:

(1)    a cash payment equal to 100% times the sum of (i) your annual base salary; and (ii) your target Annual Bonus for the year in which the Qualified Termination occurs, payable in approximately equal monthly installments over the 12-month period following the Qualified Termination (but no payments being made prior to the effective date of the Release);

(2)    payment of any unpaid Annual Bonus for a prior completed year, to the extent of actual achieved performance;
(3)    continued participation (on the same terms as an active employee) in the Company’s group health insurance plans for the 12 months following your Qualified Termination, which may be through reimbursement of COBRA premium payments; and
(4)    with respect to the time-based Restricted Stock Units (as defined in the Plan) granted to you in October 2025 (the “October 2025 RSUs”), the portion that would have vested if your employment had instead terminated 12 months after the Qualified Termination will become vested and settled within 70 days after the Qualified Termination.

Tax Withholding: All compensation amounts referred to herein (whether cash, equity or other benefits) are subject to applicable taxes and other withholdings.

For purposes of your employment with the Company, a “Qualified Termination” means the termination of your employment due to the first occurrence of (i) termination by the Company without Cause, or (ii) resignation by you for Good Reason.

For purposes of your employment with the Company, “Cause” means: (a) your conviction of, or entry of a plea of no contest to a felony; (b) your gross negligence or willful misconduct, or a willful failure to attempt in good faith to substantially perform your duties; (c) your material breach of a material provision of an employment agreement or offer letter or any non-competition, non-disclosure or non-solicitation agreement; (d) your material violation of the Company’s material written policies; (e) your fraud or misappropriation, embezzlement or material misuse of the Company’s funds or property; or (f) your willful or reckless misconduct in respect of the officer’s obligations to the Company or its affiliates or other acts of misconduct by you occurring during the course of your employment or service that results in or could reasonably be expected to result in material damage to the Company’s property, business or reputation; provided that the Company shall provide you with 15 business days advance written notice detailing the basis for the termination of employment for Cause and an opportunity to cure or remedy such alleged Cause events before the effective date of a termination for Cause (but the Company may place you on administrative leave and re-assign your duties during such 15-business day period without giving rise to any claim for Good Reason).

For purposes of your employment with the Company, “Good Reason” means the occurrence of any of the following without your prior consent: (w) a material diminution in your authority, duties or responsibilities of your President, Rocket Companies role; (x) a material diminution in your base salary other than a general reduction in base salary that proportionately affects all executive officers of Rocket Companies, Inc.; (y) a relocation of your principal place of employment by more than 50 miles; or (z) a material breach by the Company or any affiliate of a material provision of any employment agreement or offer letter or other written agreement with you. “Good Reason” shall only be found to exist if, prior to your resignation and within ninety (90) days after your awareness of the existence of an event of Good Reason, you have provided written notice to the Company describing such Good Reason event(s), and the Company does not cure or remedy such event within thirty (30) days following the Company’s receipt of such notice from you, and the date of your termination of employment due to your resignation for Good Reason occurs within thirty (30) days after the expiration of the foregoing thirty (30) day cure/remedy period.

Employment Agreement: Except as set forth herein, your Employment Agreement dated July 29, 2020 (as amended October 2, 2022, the “Employment Agreement”; terms used but not defined herein shall have the meaning set forth therein) remains in effect. The payments and benefits set forth above under “Severance” are subject to Section 6(d) of the Employment Agreement regarding compliance with Section 409A and are intended to be exempt from, or comply with, Section 409A, and to the extent required by Section 409A, with respect to any payment or benefit to be made within a specified period that begins in one taxable year and ends in a second taxable year, the payment or benefit will be made in the second taxable year.

Employment At-Will: Your employment with the Company hereunder and under the Employment Agreement is at the mutual consent of you and the Company, and your employment remains “at will” meaning that either you or the Company may terminate the employment relationship at any time with or without cause or advance notice. Your at-will status may only be modified by way of a written agreement signed by you and an officer of the Company expressly authorized by the Board.
Congratulations on your new role as President of Rocket Companies!
/s/ Kelly Ann Doherty
Rocket Companies

AGREED TO:    /s/ Brian Brown
Brian Brown

DATE: February 27, 2026